Exhibit 15.1

June 21, 2006

The Home Depot Inc.
2455 Paces Ferry Road
Atlanta, GA 30339

Re:
Registration Statement on Form S-3 to be filed on June 23, 2006

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 30, 2006 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Atlanta, GA